Exhibit 99.1

Mullen Streamlines Business Operations to Focus on Near Term Commercial Opportunities

Cost saving initiatives aimed at reducing operating and investing cash flows by approximately $170 million over the next 12 months when compared to operating and investing cash flows reported for the 12 months ended Sept. 30, 2023.

“Momentum is increasing and we have transactions with fleets of varying sizes and vocations,” said Brad Sigmon, Vice President of Randy Marion Automotive Fleet Operations. “Building on March transactions, our April goal is to move 100 units of Mullen Commercial EVs.”

BREA, Calif., Apr. 8, 2024 -- via IBN -- Mullen Automotive, Inc. (NASDAQ: MULN) (“Mullen” or the “Company”), an emerging electric vehicle (“EV”) manufacturer, announces today the Company has initiated significant cost reduction and consolidation measures, aligning budget to current conditions. Actions are expected to drive an estimated $170 million reduction in the Company’s operating and investing cash flow expenses over the next 12 months when compared to operating and investing cash flows for the 12 months ended Sept. 30, 2023. Operating and investing cash flows were $179 million and $108 million, respectively, for the 12 months ended Sept. 30, 2023. Reductions in operating cash flows are estimated to be approximately $69 million and investment spending is estimated to contract by $101 million over the next 12 months when compared to the Company’s spend over the last fiscal year.

Mullen is making these changes to refine business operations and better align focus on the commercial EV segment that has opportunity to drive near term revenue for the Company, including projected April sales of 100 commercial EVs by Randy Marion Automotive Group (“RMA”).

“Momentum is increasing and we have transactions with fleets of varying sizes and vocations,” said Brad Sigmon, Vice President of Randy Marion Automotive Fleet Operations. “Building on March transactions, our April goal is to move 100 units of Mullen Commercial EVs.”

The overall changes are focused on long-term growth and are intended to reduce the Company’s costs during a time when the consumer EV sector and overall market has proved challenging. These actions are intended to reduce the company’s operating outlay when compared to the previous fiscal year.

The Company’s planned changes include the following:

●	Prioritizing near term revenue opportunities and significantly curtailing noncommercial programs
●	Integration of Troy and Irvine engineering centers with focus on building efficiency through consolidation
●	Focus on expanding national commercial dealer network

“Our refined business operational focus will improve our financial results and allow us to take advantage of current market opportunities while also driving long-term growth and shareholder value,” said David Michery, CEO and chairman of Mullen Automotive.

About Mullen

Mullen Automotive (NASDAQ: MULN) is a Southern California-based automotive company building the next generation of commercial electric vehicles (“EVs”) with two United States-based vehicle plants located in Tunica, Mississippi, (120,000 square feet) and Mishawaka, Indiana (650,000 square feet). In August 2023, Mullen began commercial vehicle production in Tunica. In September 2023, Mullen received IRS approval for federal EV tax credits on its commercial vehicles with a Qualified Manufacturer designation that offers eligible customers up to $7,500 per vehicle. As of January 2024, both the Mullen ONE, a Class 1 EV cargo van, and Mullen THREE, a Class 3 EV cab chassis truck, are California Air Resource Board (CARB) and EPA certified and available for sale in the U.S.

To learn more about the Company, visit www.MullenUSA.com.

Forward-Looking Statements

Certain statements in this press release that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Exchange Act of 1934, as amended. Any statements contained in this press release that are not statements of historical fact may be deemed forward-looking statements. Words such as "continue," "will," "may," "could," "should," "expect," "expected," "plans," "intend," "anticipate," "believe," "estimate," "predict," "potential" and similar expressions are intended to identify such forward-looking statements. All forward-looking statements involve significant risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, many of which are generally outside the control of Mullen and are difficult to predict. Examples of such risks and uncertainties include but are not limited to the actual amount of expenses that the Company will be able to minimize, whether the cost cutting measures will produce improved financial results and long-term growth, the overall impact on the Company from the realignment initiatives and cost cutting measures, and whether the projected April sales of 100 commercial EVs by Randy Marion Automotive Group will materialize. Additional examples of such risks and uncertainties include but are not limited to: (i) Mullen’s ability (or inability) to obtain additional financing in sufficient amounts or on acceptable terms when needed; (ii) Mullen's ability to maintain existing, and secure additional, contracts with manufacturers, parts and other service providers relating to its business; (iii) Mullen’s ability to successfully expand in existing markets and enter new markets; (iv) Mullen’s ability to successfully manage and integrate any acquisitions of businesses, solutions or technologies; (v) unanticipated operating costs, transaction costs and actual or contingent liabilities; (vi) the ability to attract and retain qualified employees and key personnel; (vii) adverse effects of increased competition on Mullen’s business; (viii) changes in government licensing and regulation that may adversely affect Mullen’s business; (ix) the risk that changes in consumer behavior could adversely affect Mullen’s business; (x) Mullen’s ability to protect its intellectual property; and (xi) local, industry and general business and economic conditions. Additional factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements can be found in the most recent annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K filed by Mullen with the Securities and Exchange Commission. Mullen anticipates that subsequent events and developments may cause its plans, intentions and expectations to change. Mullen assumes no obligation, and it specifically disclaims any intention or obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as expressly required by law. Forward-looking statements speak only as of the date they are made and should not be relied upon as representing Mullen’s plans and expectations as of any subsequent date.

Contact:

Mullen Automotive, Inc.

+1 (714) 613-1900

www.MullenUSA.com

Corporate Communications:

InvestorBrandNetwork (IBN)

Los Angeles, California

www.InvestorBrandNetwork.com

310.299.1717 Office

Editor@InvestorBrandNetwork.com